Exhibit 99.1

FOR IMMEDIATE RELEASE

New Era Helium and Sharon AI Announce Letter of Intent to Acquire 200-Acre Site for 250MW Net-Zero AI/HPC Data Center in the Permian Basin

MIDLAND, Texas – February 27, 2025. New Era Helium, Inc. (Nasdaq: NEHC) (“New Era Helium” or the “Company”), a leading exploration and production (E&P) company sourcing helium from natural gas reserves in the Permian Basin and its joint venture partner, Sharon AI, Inc. (“Sharon AI”) a High-Performance Computing business focused on Artificial Intelligence, Cloud GPU Compute Infrastructure and Data Storage, announce that their joint venture, Texas Critical Data Centers, LLC (“TCDC”), has signed a Letter of Intent (“LOI”) to acquire 200 acres in Ector County, Texas, for the development of a 250MW net-zero energy AI/HPC data center.

The LOI was signed with GROW Odessa, an economic development corporation formed in 1966 to assist businesses with expansion and to attract new compatible industry to Odessa. GROW Odessa has a successful track record of attracting new business opportunities to Ector County and will work with TCDC as a first mover to initiate a behind the meter Data Center Campus with an intended pathway to Net Zero Energy. Ector County is expected to be well suited for net zero power due to existing CO2 infrastructure and its ability to facilitate Carbon Capture Utilization Storage (‘CCUS”) via enhanced oil recovery.

The acquisition of the large-scale, 200-acre site is contingent on completion of due diligence and negotiation of definitive documents expected within the next ninety days. This site is one of several identified by the joint venture and is located near key infrastructure, including fiber optic cable, two natural gas transmission lines, and CO₂ pipeline infrastructure. The intended utilization of CCUS and energy transition technologies makes it an attractive location for developing scalable, energy-efficient AI/HPC infrastructure.

Work has commenced on plans for the data center, natural gas-fired power plant and fiber connectivity, with the expectation of bringing the initial phase of the project online in late 2026. TCDC also expects to finalize a natural gas supply contract with New Era Helium in Q2 2025, providing low-cost energy and price stability for the project.

The next project milestones are expected to include updates on certain entitlements for the site, selection of power generation and CO2 capture technology, appointment of technology partners, as well as ongoing conversations with potential offtake partners, which may include hyperscalers and other large energy users.

E. Will Gray II, CEO of New Era Helium, Inc. commented: “With the initial site now identified, TCDC is poised to execute on its planned power strategy for the behind the meter data center campus. New Era Helium is pleased to be working with GROW Odessa and will work towards the necessary due diligence in order to close on the planned site in a timely manner. While working on the closing of the site in Ector County, the Company is in parallel working with certain contractors for the design and buildout of the 250MW data center campus. We are excited about what we are building within the Permian Basin and believe access to cheap and reliable power is key to attracting top tier partners.”

Wolf Schubert, CEO of Sharon AI, Inc. commented: “We are very excited to be developing large scale data center infrastructure in the U.S. with our partners at New Era Helium, who bring considerable energy infrastructure experience to the joint venture. We believe the recently announced Stargate Project, including companies such as OpenAI, Softbank and Oracle, which intends to invest hundreds of billions building new AI infrastructure in the United States, highlights the potential demand for large scale data center and power capacity.”

Russell Tippin, President of GROW Odessa, commented: “We are thrilled to be working with Sharon AI and New Era Helium on this new project intended to develop a large-scale, net-zero energy data center in Ector County, West Texas. Ector County and the Odessa area are the perfect fit for this net-zero energy data center project and we are proud that Sharon AI has chosen Ector County for this exciting new project. We are looking forward to working with Sharon AI and New Era Helium, Inc. along with the team at the Odessa Development Corporation to move this project to the finish line.”

About New Era Helium, Inc.

New Era Helium, Inc. is an exploration and production company that sources helium produced in association with the production of natural gas reserves in North America. The company currently owns and operates over 137,000 acres in Southeast New Mexico and has over 1.5 billion cubic feet of proved and probable helium reserves. For more information, visit www.newerahelium.com. Follow New Era Helium on LinkedIn and X.

Investor and Media Contact:

Investor Relations

Jonathan.Paterson@harbor-access-com

Tel +1 475 477 9401

About Sharon AI, Inc.

Sharon AI, Inc., is a High-Performance Computing company focused on Artificial Intelligence, Cloud GPU Compute Infrastructure & Data Storage. Sharon AI has a hybrid operational model that sees it deploy in Tier IV co-location data centers as well as design, build and operate its own proprietary specialized data center facilities.

With the expected addition of NVIDIA H200’s to the company’s GPU fleet in 2025, Sharon AI will be able to offer a wide range of AI/HPC GPUs as a Service (GPUaaS), including NVIDIA H200, H100, L40S, A40, RTX3090 and AMD MI300X.

For GPU-as-a-Service sales enquiries, please click here.

For more information, visit: www.sharonai.com

Sharon AI Media Contact:

info@sharonai.com

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, as to the accuracy, completeness or updated status of such statements. Therefore, in no case whatsoever will the Company and its affiliates be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.